Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES APPOINTMENT OF ANTHONY J. ALLOTT
AS NON-EXECUTIVE CHAIRMAN OF THE BOARD

STAMFORD, CT, February 23, 2022 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that, as part of the continuation of its long-term succession planning, Anthony J. Allott has been appointed Non-Executive Chairman of the Board of Directors of the Company, effective April 1, 2022, having served as Executive Chairman until that time.

“This is the next planned logical step of our long-term succession plan which we have been successfully implementing over the last several years. With his experience leading Silgan for twenty years and his almost thirty years of experience in packaging, we are delighted that Tony will continue to lead our Board of Directors, and we look forward to his continued leadership and guidance,” said Adam Greenlee, President and CEO.
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home,

SILGAN HOLDINGS
February 23, 2022

personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

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